Exhibit 4(c)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                               ALPHA SELECT FUNDS

      AGREEMENT made this __ day of ________, 2000, by and between Concentrated Capital Management, LP (the "Adviser") and Fund Asset Management, L.P. doing business as Mercury Advisors ("Mercury Advisors") (the "Sub-Adviser").

      WHEREAS, Alpha Select Funds, a Delaware business trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated _________ __, 2000 (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to each series of the Trust set forth on Schedule A (each a "Fund" and, together, the "Funds"); and

      WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with its management of the Funds, and the Sub-Adviser is willing to render such investment advisory services.

      NOW, THEREFORE, the parties hereto agree as follows:

1. Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it by the Adviser hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with each Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and subject to the following:

      (a) The Sub-Adviser shall, subject to the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

      (b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

      (c) The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in each Fund's Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

            In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Consistent with any guidelines established by the Board of Trustees of the Trust, the Sub-Adviser is authorized to negotiate and pay to a broker or dealer who provides such brokerage and research services a commission for executing a transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust's principal underwriter) to take into account the sale of shares of the Fund if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will a Fund's Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

      (d) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5),
            (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

            The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

      (e) The Sub-Adviser shall provide each Fund's custodian on each business day with information relating to all transactions concerning the Fund's Assets and shall provide the Adviser with such information upon request of the Adviser.

      (f) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

      (g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

      (h) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets. The Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward proxies to the Sub-Adviser.

      Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers or employees.

2. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust's Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3. Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

      (a) The Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of the State of Delaware (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the "Declaration of Trust");

      (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

      (c) Prospectus(es) of each Fund, including any relevant Statements of Additional Information of each such Fund.

4. Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in the Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the average monthly market value of the Assets under the Sub-Adviser's management and will be paid to the Sub-Adviser quarterly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee. The Sub-Adviser may also be eligible to share in additional compensation as described in Schedule B, which is attached hereto and made part of this Agreement.

5. Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser's obligations under this Agreement; provided, however, that the Sub-Adviser's obligation under this Section 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

      The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser's obligations under this Agreement; provided, however, that the Adviser's obligation under this Section 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

6. Duration and Termination. This Agreement shall become effective as to each and every Fund upon its approval by the Trust's Board of Trustees and by the vote of a majority of the outstanding voting securities of each Fund. This Agreement shall continue in effect as to each and every Fund for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or as to any Fund in the event of a termination of the advisory Agreement relating to that Fund. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7. Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

         To the Adviser at:             Concentrated Capital Management, LP
                                        1150 First Avenue
                                        Park View Tower, Suite 600
                                        King of Prussia, PA 19406-2816

         To the Sub-Adviser at:         Mercury Advisors
                                        800 Scudders Mill Road
                                        Plainsboro, New Jersey 08536


10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

      A copy of the Declaration of Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of any Fund or the Trust.

      Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Concentrated Capital                        Fund Asset Management, L.P. is
Management, LP                              doing business as Mercury Advisors

By:                                         By:
----------------------                      ---------------------

Name:                                       Name:
--------------------                        -------------------

Title:                                      Title:
---------------------                       --------------------

                                   Schedule A
                                     to the
                             Sub-Advisory Agreement
                                     between
                       Concentrated Capital Management, LP
                                       and
                                Mercury Advisors


Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

Target Select Equity Fund

For the Global Small Cap mandate:      1.00%

For the Value mandate:                  .75%


The Sub-Adviser agrees to waive these fees until the assets in the Fund exceed $50 million.

                                   Schedule B
                                     to the
                             Sub-Advisory Agreement
                                     between
                         Concentrated Capital Management
                                       and
                                Mercury Advisors

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser, if eligible, a portion of any performance based fee received by the Advisor from the Fund. The Adviser only earns a performance based fee when the Fund outperforms the applicable index by more than 3%. The performance based fee, when earned, accrues daily based on a trailing 12 month period of performance. The Adviser will place all performance based fees in a performance pool (the "Pool") to be divided among eligible sub-advisers at the end of each calendar quarter.

This Schedule B shall become effective and enforceable only upon the Adviser's demonstration, by delivery of a written opinion of reputable counsel acceptable to the Sub-Adviser or by such other manner deemed acceptable to the Sub-Adviser, that the payment of fees to the Sub-Adviser as described in this Schedule B is in accordance with all applicable legal requirements, including those of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended. Upon the failure of the Adviser's counsel to provide such evidence, the Adviser agrees to negotiate with the Sub-Adviser in good faith a new fee structure that provides to the Sub-Adviser additional compensation in an amount at no less advantage than the Sub-Adviser would have received under the arrangement described herein.

In order to be deemed eligible to share in the Pool, sub-advisers must have outperformed their respective benchmarks by 3% annually, on a net of sub-advisory fee basis, as of the calendar quarter end. For the purpose of eligibility, Sub-Adviser shall have the following benchmarks:

         Sub-Adviser Mandate                         Benchmark
         -------------------                         ---------
         Value                                       Russell 2500 Value Index
         Global Small Cap                            MSCI World Small Cap Index

The Pool will then be split proportionately among eligible sub-advisers based on the following calculation:

      1. Each eligible sub-adviser's average daily balance of Fund assets under management will be calculated. The sum of these will determine the denominator of the fractional percentage to be used.

      2. The numerator for the fractional percentage of each eligible sub-adviser's share of the Pool will be the average daily balance of Fund assets under management by that sub-adviser.

      3. The amount paid to eligible sub-advisers will be the balance of the Pool at the end of the calendar quarter multiplied by a fraction whose numerator and denominator is described in (1) and (2), respectively.

For the purpose of this agreement, each investment mandate that the Sub-Adviser manages in the Fund will be deemed to be a separate and distinct sub-advisory relationship.

Since the Pool is based on 12 month returns, there will be no Pool available until 12 months from the date the Fund commences operations.

                          Performance Base Fee Example
                             Sub-Advisory Agreement
                                     Between
                         Concentrated Capital Management
                                       And
                                Mercury Advisors


Assume 4 sub-advisers managing average daily balances of $32, $30, $20 and $18. Let's further assume that the first 3 sub-advisers, respectively, are eligible to share in the Pool. The denominator of the fraction would equal $82 (32+30+20). The first sub-adviser would then earn 39.02% of the Pool (32/82). The second sub-adviser would earn 36.59% of the Pool (30/82). The third sub-adviser would earn 24.39% of the Pool (20/82). The fourth sub-adviser is not eligible and therefore, receives nothing from the Pool.